Exhibit 99.1

Tenax Therapeutics Announces Closing of
$10 Million Underwritten Offering

Morrisville, NC, December 11, 2018 – Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or the “Company”), a specialty pharmaceutical company focused on identifying, developing and commercializing products for the critical care market, today announced the closing of an underwritten offering for gross proceeds of approximately $10 million, prior to deducting underwriting discounts and commissions and offering expenses payable by Tenax.

The offering was comprised of 5,181,346 units, priced at an offering price of $1.93 per unit, with each unit consisting of one share of Series A convertible preferred stock, having a conversion price of $1.93, a two-year warrant to purchase one share of common stock with an exercise price of $1.93 per share, and a five-year warrant to purchase one share of common stock with an exercise price of $1.93 per share. The Series A convertible preferred stock issued in this transaction includes a beneficial ownership limitation on conversion, but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and has no voting rights (with certain customary exceptions). The Series A convertible preferred stock has full ratchet price based anti-dilution protection. The exercise price of the warrants is fixed and the warrants do not contain any variable pricing features or any price-based anti-dilutive features. The securities comprising the units are immediately separable and have been issued separately.

A total of 5,181,346 shares of Series A convertible preferred stock convertible into 5,181,346 shares of common stock, and total warrants to purchase 10,362,692 shares of common stock were issued in the offering.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as sole book-running manager in connection with the offering.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-228212), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on December 7, 2018.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering has been filed by the Company with the SEC. Copies of the final prospectus can be obtained at the SEC's website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Attn: Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Tenax Therapeutics

Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing and commercializing products for the critical care market. The Company has a world-class scientific team including recognized global experts in pulmonary hypertension. The Company owns the North American rights to develop and commercialize levosimendan and is currently initiating a Phase 2 clinical trial for the use of levosimendan in the treatment of Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF). For more information, visit www.tenaxthera.com.

About Levosimendan

Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired the North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company’s control that could lead to delays in the clinical study, new product introductions and customer acceptance of these new products; matters beyond the Company’s control that could impact the Company’s continued compliance with Nasdaq listing requirements; the impact of management changes on the Company’s business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on April 2, 2018, as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Contacts
Investor Contact
ICR
Stephanie Carrington, 646-277-1282
stephanie.carrington@icrinc.com

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